Exhibit 10.3
CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This Confidentiality, Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made by and between Zimmer S.r.l. (“Company”) and Bruno A. Melzi (“Employee”).
Recitals
     A. For purposes of this Agreement, “Parent” means an entity which is a holding company of or holds a controlling interest in Company; “Affiliates” means a subsidiary of Company or the Parent of Company or a company over which Company or any holding company of Company has control; and the definition of each of Company, Parent and Affiliates, includes any of their successors-in-interest, including, but not limited to, Zimmer, Inc. (“ZINC”).
     B. Company, Parent and the Affiliates are part of the global holdings of Zimmer Holdings, Inc., a publicly traded corporation incorporated under the laws of the state of Delaware, U.S.A., the primary purpose of which is to serve as the umbrella entity for ZINC. Company, Parent and the rest of the Affiliates located throughout the world are engaged in the development, manufacture, distribution, and sale of orthopedic medical and/or oral rehabilitation devices, products, and services.
Agreement
NOW, THEREFORE, in consideration of the foregoing recitals, Company and Employee agree as follows:
     1. Acknowledgements. Employee acknowledges that Company is engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopedic medical, oral rehabilitation and/or spine or trauma devices, products, and services, and that Employee serves in an executive, managerial capacity, and/or other designated position for Company. Further, Employee acknowledges that in the course of Employee’s employment with Company, Employee i) has been given and will continue to be given access to Confidential Information (as hereinafter defined); ii) has participated and will continue to participate in the development of and/or usage of inventions, products, concepts, methods, or technologies which are related to Company’s business; iii) has been given and will continue to be given specialized training relating to Company’s products and/or processes; and/or iv) has been given and will continue to be given access to Company’s customers and other business relationships.
     2. Non-Disclosure of Confidential Information. Employee acknowledges that Confidential Information is a valuable, special, and unique asset of Company, Parent and the Affiliates and agrees to the following:
(A) Confidential Information Defined. The term “Confidential Information” includes, but is not limited to, any and all of Company’s, Parent’s or Affiliates’ trade secrets, confidential and proprietary information and all other information and data of Company that is not generally known to the public or other third parties who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, the following: i) marketing, sales, and advertising information such as lists of actual or potential customers; customer preference data; marketing and sales techniques, strategies, efforts, and data; merchandising systems and plans; confidential customer information including identification of purchasing personnel, account status, needs and ability to pay; business plans; product development and delivery schedules; market research and forecasts; marketing and advertising plans, techniques, and budgets; overall pricing strategies; the specific advertising programs and strategies utilized, and the success or lack of success of those programs and strategies; ii) organizational information such as personnel and salary data; merger, acquisition and expansion information; information concerning methods of operation; divestiture information; and competitive information pertaining to Company’s distributors; iii) financial information such as product costs; supplier information; overhead costs; profit margins; banking and financing information; and pricing policy practices; iv) technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods; v) information disclosed to Employee as part of a training process; and vi) information of third parties provided to Employee subject to non-disclosure restrictions for use in Employee’s business for Company. Confidential Information also includes any work product created by Employee in rendering services for Company.
(B) Non-Disclosure of Confidential Information. Employee agrees that Employee will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than i) disclosure to authorized employees and agents of Company who are bound to maintain the confidentiality of the Confidential Information; and/or ii) for authorized purposes during the course of Employee’s employment in furtherance of Company’s business.
(C) Protection of Confidential Information. Employee will notify Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Employee will use best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by Company to prevent unauthorized disclosure, transfer, or use of Confidential Information.
     3. Ownership of Confidential Information and Inventions.
(A) Invention Defined. The term “Invention” includes, but is not limited to ideas, programs, processes, systems, intellectual property, copyrightable materials, discoveries, and/or improvements of which Employee conceives alone or in conjunction with others during Employee’s employment with Company and/or within six (6) months after Employee’s employment ends which relate to Company’s present or future business. An Invention is covered by this Agreement regardless of whether i) Employee conceived of the Invention in the scope of Employee’s employment; or ii) the Invention is patentable.
(B) Ownership of Confidential Information and Inventions. Confidential Information and Inventions are solely the property of Company. Employee agrees that

Employee does not have any rights, title, or interest in any of the Confidential Information or Inventions. Notwithstanding, Employee may be recognized as the inventor of an Invention without retaining any other rights associated therewith.
(C) Disclosure and Assignment of Inventions. Employee will, without royalty or other consideration- i) inform Company promptly and fully of each Invention in writing with a detailed description of each Invention; ii) assign, and hereby does assign, to Company all of Employee’s right, title and interest in and to each Invention; and iii) execute at Company’s request and expense, any and all applications, assignments, or other documents relating to any Invention and the process of obtaining any patents or other protection for any Invention. However, under those circumstances in which mandatory provisions of law provide that the Company must pay an amount of money to the Employee in order for the Company to be acknowledged as the owner of any Confidential Information and/or Inventions, the Company shall be free to choose whether to pay the relevant applicable amount to the Employee or not to exercise any rights to be acknowledged as the owner of any Confidential Information and/or Inventions.
     4. Return of Confidential Information and Company Property. Immediately upon termination of Employee’s employment with Company, Employee shall return to Company all of Company’s property relating to Company’s business, including without limitation all of Company’s property which is in the possession, custody, or control of Employee such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files.
     5. Obligations to Other Entities or Persons. Employee warrants that Employee is not bound by the terms of a confidentiality agreement or any other legal obligation which would either preclude or limit Employee from disclosing or using any of Employee’s ideas, inventions, discoveries or other information or otherwise fulfilling Employee’s obligations to Company. While employed by Company, Employee shall not disclose or use any Confidential Information belonging to an entity or other person.
     6. Conflict of Interest and Duty of Loyalty. During Employee’s employment with Company, Employee shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that is i) competitive with Company’s business; ii) deprives or potentially could deprive Company of any business opportunity; iii) conflicts or potentially could conflict with Company’s business interests; or iv) is otherwise detrimental to Company, including but not limited to preparations to engage in any of the foregoing activities.
     7. Non-Competition Covenants. Company and Employee acknowledge and agree that the following non-competition covenants are reasonable and necessary to protect the legitimate interests of Company, Parent and Affiliates, including, without limitation, the protection of Confidential Information, and Inventions. Employee agrees to, and covenants to comply with, each of the following separate and divisible restrictions:

(A) Definitions.
1. “Competing Product” includes any orthopaedic product, process or service, trauma product, process or service, including any new product formulation, product modification, and/or product improvement (a) that resembles or competes with a device, product, process or service Company, Parent, or Affiliate researched, developed, manufactured, marketed, distributed, or sold during Employee’s employment with Company and/or (b) with which the Employee worked in the course of Employee’s employment with Company and/ or about which the Employee obtained Confidential Information in the course of the Employee’s employment with Company.
2. “Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products or has plans to research, develop, manufacture, market, distribute, and/or sell one or more Competing Products.
3. “Same or Similar Capacity” is defined as: i) the same or similar capacity or function in which the Employee worked for Company at any time during the last two years of Employee’s employment; and/or ii) any executive or managerial capacity; and/or iii) any other capacity in which Employee’s knowledge of Confidential Information and/or Inventions would render Employee’s assistance to a Competing Organization a competitive advantage, and/or (iv) any consulting capacity or project worker.
4. “Restricted Geographic Area” is defined as: Italy, France, Switzerland and Germany.
5. “Non-Competition Period” is defined as eighteen (18) months after the Employee’s last day of employment with Company.
6. “Customer” is defined as any distributor, health care dealer, hospital, hospital system, university practitioner, surgeon, dentist, health care purchasing organization, or surgical group with whom Employee had a business relationship on behalf of Company during the last two years of Employee’s employment with Company, and/or any distributor, health care dealer, hospital, hospital system, university practitioner, surgeon, dentist, health care purchasing organization, or surgical group with whom Company had a business relationship during the last two years of Employee’s employment with Company.
7. “Potential Customer” is defined as any entity that Employee identified, marketed to, and/or held discussions with regarding the research, development, manufacture, distribution, and/or sale of one or more Competing Products during the last two years of Employee’s employment with Company, and/or any entity that Company identified, marketed to, and/or held discussions with regarding the research, development, manufacture, distribution, and/or sale of one or more Competing Products during the last two years of Employee’s employment with Company.

(B) Restrictive Covenants. During the Non-Competition Period, Employee agrees to be bound by each of the following independent and divisible restrictions:
1. Employee will not seek or obtain employment, work for, consult with, or lend assistance to any Competing Organization in a Same or Similar Capacity in or for the Restricted Geographic Area.
2. Employee will not seek or obtain employment, work for, consult with, or lend assistance to any Competing Organization in a Same or Similar Capacity or in any capacity in or for the Restricted Geographic Area if it is likely that as part of such capacity, Employee would inevitably use and/or disclose any of Company’s Confidential Information and/or Inventions.
3. Employee will not provide, sell, market, or endeavor to provide, sell, or market one or more Competing Products to any Customer, or otherwise solicit or communicate about any Competing Products in a competitive capacity or for a competitive purpose with any Customer in or for the Restricted Geographic Area.
4. Employee will not provide, sell, market, or endeavor to provide, sell, or market one or more Competing Products to any Potential Customer, or otherwise solicit or communicate about any Competing Products in a competitive capacity or for a competitive purpose with any Potential Customer in or for the Restricted Geographic Area.
5. Employee will not adversely interfere with past, present, or prospective business relationships between Company and any of its Customers, Potential Customers, suppliers, distributors, agents, sales representatives, employees, independent contractors, or other persons or entities with which Company, Parent and/or Affiliates deal.
6. Employee will not employ, engage in personal service or favor (whether or not compensated), solicit for employment, advise or recommend to any other person or entity that such person or entity employ, or solicit for employment, any individual now or hereafter employed by Company, or otherwise induce or entice any such employee to leave Employee’s employment with Company to work for, consult with, or lend assistance to any Competing Organization.
7. Employee agrees that the divisible covenants contained in this Agreement prohibit Employee from engaging in the restricted activities directly or indirectly, whether on Employee’s behalf or on behalf of or for the benefit of any other person or entity, including for Employee’s benefit, and that all of the covenants restrict him from engaging in activities for a competitive purpose.

8. The performance of an activity that, if carried out by Employee, would be restricted and prohibited by this Agreement, shall be restricted and prohibited even if carried out through a fiduciary nominee –including spouse and relatives, a trust, a legal entity or otherwise in an indirect way.
(C) Compensation. As compensation for the undertakings under this Section 7, Company shall pay Employee a gross amount equal to 60% (sixty percent) of the Employee’s last gross fixed base compensation during the 365 (working and non-working) days preceding the effective date of termination. Any benefit or variable compensation in addition to the fixed compensation shall not be taken into account. The total gross amount, determined as specified in this Section, shall be the compensation for the undertakings during the entire “Non-Competition Period” (i.e., 18 months).
The relevant amount shall be paid in three equal installments, as follows: (i) the first installment shall be paid no later than 30 days after the end of the employment relationship between Company and Employee; (ii) the second installment shall be paid no later than 30 days after the end of the 9th month after the end of the employment relationship between Company and Employee; (iii) the third installment shall be paid no later than 30 days after the end of the Non-Competition Period.
(D) For the avoidance of doubts, Company and Employee acknowledge that any limitations on the Employee, set forth by provisions of law or deriving by other contractual obligations and possibly identical or similar to those provided for by the Restrictive Covenants under Section 7 (B), shall continue to be applicable according to their respective terms.
It is understood that nothing provided in this Section 7 (D) shall exclude or limit the rights of the Company and, respectively, of the Employee, to terminate the employment agreement between themselves, in accordance with the law and applicable contractual provisions.
     8. Reasonableness of Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect Company’s, Parent’s and Affiliates’ legitimate interests in Confidential Information, Inventions, and goodwill. Additionally, Employee acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities and geographic area. Employee further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose any hardship on Employee and that Employee will reasonably be able to earn an equivalent livelihood without violating any provision of this Agreement.
     9. Non disparagement. Employee agrees to refrain from making any disparaging or derogatory statements about Company, its products, Parent and any of the Affiliates, together with their past, present and future officers, directors, employees, attorneys and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s business and other practices.

     10. Severability, Modification of Restrictions. The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion or section of this Agreement is determined to be unenforceable or invalid for any reason, Company and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the temporal duration, scope of prohibited activity, and/or geographic area covered by any non-competition, non-solicitation, non-disparagement or non-disclosure covenant, provision or clause, Company and Employee acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The parties agree that any court interpreting the provisions of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law.
     11. Remedies. Employee acknowledges that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to Company. Accordingly, Employee agrees that Company shall under those circumstances, be entitled to obtain a Court’s order for specific performance, as well as adequate injunctive relief (“provvedimento cautelare”) or any other adequate judicial measure, to immediately stop such breach or threatened breach. Employee acknowledges also that this Agreement would by itself constitute sufficient and final Court evidence of the requirements necessary in order to obtain any of the above judicial measures, except for summary evidence concerning the carrying out of competing activity by Employee, and in addition to any other legal remedies which may be available. In addition to all other relief to which it shall be entitled, Company shall be entitled to cease all payments to which Employee would otherwise be entitled under Section 7 (C) hereto; continue to enforce this Agreement; recover from Employee all payments made under Section 7 (C), and recover from Employee all litigation costs and attorneys’ fees incurred by Company in any action or proceeding relating to this Agreement in which Company prevails, including, but not limited to, any action or proceeding in which Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.
Employee also agrees that for any breach of this Agreement, including, but not limited to, any breach of the provisions set forth by Sections 2 (B), 2 (C), 3 (C), 4, 5, 6, 7, 9 or 17, Employee shall pay to Company, by way of liquidated damages, an amount equal to 50% (fifty percent) of Employee’s last gross fixed base compensation during the 365 (working and non-working) days preceding the effective date of termination. In any event the Company may seek further damages, if any.
     12. Survival of Obligations. Employee acknowledges and agrees that Employee’s obligations under this Agreement, including, without limitation, Employee’s non-disclosure and non-competition obligations, shall survive the termination of Employee’s employment with Company, whether or not such termination is with or without cause or whether or not it is voluntary or involuntary. Employee further acknowledges and agrees that Employee’s nondisclosure, non-disparagement, non-solicitation and non-competition covenants set forth in Sections 2, 7 and 9 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by Company shall be held sufficient to excuse or terminate the Employee’s obligations under Sections 2, 7 and 9 of this Agreement or to preclude Company from obtaining injunctive relief or other remedies for Employee’s violation or threatened violation of such covenants.
     13. Successors and Assigns. Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee, Employee’s executors, administrators, personal representatives or other successors in interest. The services to be provided by Employee to Company are personal to the Employee, and Employee shall not have the right to assign Employee’s duties under this Agreement.
     14. Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly authorized officer of Company.
     15. Waiver. The failure of Company to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.
     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together will constitute one and the same agreement.
     17. Duty to Provide Information. Throughout the duration of this Agreement and of the Non-Competition Period, in order to allow the Company to verify Employee’s compliance with all the obligations provided for herein, Employee shall provide Company with a written description of Employee’s anticipated employments, business ventures, other activities, whether or not of a professional/business nature, such description to include, without limitation, an assurance satisfactory to Company that Employee’s activity is not in breach of this Agreement. Moreover the Employee undertakes to answer promptly and exhaustively, including after the end of the Non-Competition Period, to all requests of information that the Company may ask him in connection with the employments, business ventures, other activities, whether or not of a professional/business nature, that the Employee performs or is going to perform, throughout the duration of this Agreement and of the Non-Competition Period; the Employee also undertakes to provide to the Company, including after the end of the Non-Competition Period, a copy of the documents, if any, concerning any and all such employments, business ventures and other activities. All said requests of information and of documents by the Company shall be limited to what is necessary in order to verify the Employee’s compliance with all the obligations provided for in this Agreement.
Throughout the duration of this Agreement and of the Non-Competition Period, the Employee undertakes to inform any future employers, principals, contractual parties, administrative bodies of the entities of which the Employee may become a director or a shareholder, about the restrictions and the obligations deriving to the Employee by this Agreement, before undertaking any obligation or, depending on cases, before acquiring any interest in it.
     18. Entire Agreement; Date of Effect. This Agreement, including Recitals, constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and is effective as of its last date of signature by the Parties. This Agreement supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein. Notwithstanding the foregoing, to the extent the employee has an existing non-competition, confidentiality, and/or non-solicitation agreement in favor of Company and has breached or violated the terms thereof, Company may continue to enforce its rights and remedies under and pursuant to such existing agreement.
     Employee’s signature below indicates that Employee has read the entire Agreement, Employee understands what Employee is signing, and is signing it voluntarily. Employee agrees that Company advised Employee to consult with an attorney prior to signing the Agreement.
“Company”
Zimmer S.r.l.

By:	/s/ ENZO FRACASSO
Enzo Fracasso
Director

Milan	March 22, 2006

Place	Date

“Employee”
/s/ BRUNO A. MELZI
Bruno A. Melzi
Chairman, Europe, Middle East and Africa

Milan	March 22, 2006

Place	Date
I declare that I specifically approve the following clauses:
2 (B) Non-Disclosure of Confidential Information (Employee shall not disclose, transfer or use Confidential Information or induce others to do so); 3 (A) (Inventions include those conceived within six months after employment ends and those conceived outside the scope of the employment); 3 (B) (Employee agrees not to have rights on any Confidential Information and Inventions); 3 (C) (Employee assigns to Company all of Employee’s right, title and interest in each Invention and accepts to sign documents requested by Company); 6 Conflict of Interest and Duty of Loyalty (limitation of Employee’s activities during employment); 7 (B) Restrictive Covenants (restrictions to Employee’s activities) at paragraphs: 1 (prohibition of employment and activities for Competing Organizations in a Same or Similar Capacity); 2 (prohibition of employment and activities for Competing Organizations in any capacity); 3

(prohibition of activities regarding Competing Products and towards Customers); 4 (prohibition of activities towards Potential Customers); 5 (prohibition of interference with Company’s relationships with third parties); 6 (prohibition of offers, dealings and activities with Company’s employees); 7 (restrictions and prohibitions are both direct and indirect and restrict Employees from activities with a competitive purpose); 10 Severability, Modification of Restrictions (unenforceability and invalidity of any provision shall not affect the remainder of the Agreement and shall automatically be deemed reformed and any court shall have the authority to reform any such provision); 11 Remedies (Company’s right to obtain order for specific performance and injunctive relief), (liquidated damages); 12 Survival of Obligations (Employee’s obligations under this Agreement shall survive the termination of Employee’s employment with Company, shall be construed as independent covenants and no breach of any duty by Company shall be held sufficient to excuse or terminate the Employee’s obligations); 13 Successors and Assigns (Company shall have the right to assign this Agreement; Employee shall not have the right to assign Employee’s duties under this Agreement); 15 No Waiver (failure of Company to require performance or to pursue its rights shall not be construed as a waiver); 17 Duty to provide information (Employee’s obligation to provide information to the Company about Employee’s activities); (Employee’s obligation to provide information and documents requested by Company in order to verify compliance with this Agreement)

/s/ BRUNO A. MELZI
Bruno A. Melzi

Milan	March 22, 2006

Place	Date